Filed pursuant to Rule 424(b)(7)

Registration No. 333-224702

PROSPECTUS SUPPLEMENT NO. 5

Dated September 6, 2018

(To prospectus dated May 9, 2018)

AMNEAL PHARMACEUTICALS, INC.

224,996,163 Shares of Common Stock

This Prospectus Supplement No. 5 (this “Supplement No. 5”) is part of the prospectus of Amneal Pharmaceuticals, Inc. (the “Company”), dated May 9, 2018 (the “Prospectus”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 5. Except to the extent that the information in this Supplement No. 5 modifies or supersedes the information contained in the Prospectus, this Supplement No. 5 should be read, and will be delivered, with the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Prospectus Supplement No. 5 is solely to supplement and amend the “Principal and Selling Stockholders” table on page 223 of the Prospectus to reflect certain transfers from certain selling stockholders previously identified in the Prospectus to other parties who as a result of such transfers are being added or substituted as selling stockholders which transfers are described in the footnotes of such table.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMRX”. On September 5, 2018, the last reported sale price of our common stock on the NYSE was $23.85 per share. You are urged to obtain current market quotations for the common stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 6, 2018.

PRINCIPAL AND SELLING STOCKHOLDERS

The information in the table appearing under the caption “Principal and Selling Stockholders” commencing on page 223 of the Prospectus is hereby supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the Prospectus, and by superseding the information with respect to the selling stockholders identified below that were previously listed in the Prospectus with the information below.

This information set forth in the table below has been updated solely to add or substitute selling stockholders as a result of transfers from selling stockholders previously identified in the Prospectus which transfers are further described in the footnotes. Unless otherwise noted in the table below, the address for each selling stockholder is 400 Crossing Boulevard, 3rd Floor Bridgewater, New Jersey 08807. The information below is based on information provided to us by or on behalf of the selling stockholders listed below on or before July 27, 2018 and we have not independently verified this information.

	Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned prior to the offering (15)		Amneal Common Units (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) to be redeemed in the offering (1)(15)		Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned after the offering (2)		Shares of Class A common stock owned prior to the offering				Shares of Class B-1 common stock owned prior to the offering		Shares of Class A Common Stock that may be sold by selling stockholders in this offering(‡)			Shares of Class A common stock owned after this offering(2)			Shares of Class B-1 common stock owned after this offering(2)
Name and address of beneficial owner(3)	(#)	(%)	(#)	(%)(4)	(#)	(%)	(#)		(%)(4)		(#)	(%)	(#)	(%)(5)		(#)	(%)		(#)	(%)
5% or greater stockholders:
Funds affiliated with Fosun International Limited(16)	—	—	—	—	—	—	20,293,351	(6)	17.3%		—	—	16,438,356	5.5%		3,854,995	1.3%		—	—
Entities affiliated with Wellington Management Company LP (17)	—	—	—	—	—	—	5,845,700		5.0%		—	—	5,733,390	1.9%		112,310	*	%	—	—
TPG Improv Holdings, L.P. (18)	—	—	—	—	—	—	4,109,589		3.5%		12,328,767	100.0%	16,438,356	5.5%		—	—		—	—
Tushar Patel (7)(19)	53,578,209	31.3%	53,578,209	31.3%	—	—	—		—		—	—	53,578,209	17.8%		—	—		—	—
Gautam Patel (8)(20)	30,384,769	17.7%	30,384,769	17.7%	—	—	—		—		—	—	30,384,769	10.1%		—	—		—	—
Dipan Patel (9)(21)	26,905,073	15.7%	26,905,073	15.7%	—	—	—		—		—	—	26,905,073	8.9%		—	—		—	—
Chintu Patel (10)(22)	24,753,252	14.5%	24,753,252	14.5%	—	—	—		—		—	—	24,753,252	8.2%		—	—		—	—
Chirag Patel (11)(22)	21,269,420	12.4%	21,269,420	12.4%	—	—	—		—		—	—	21,269,420	7.1%		—	—		—	—
Named Executive Officers, Directors and Director Nominees
Paul M. Bisaro	—	—	—	—	—	—	850,000	(12)	*	%	—	—	—	—		850,000	*	%	—	—
Robert L. Burr	—	—	—	—	—	—	178,482	(13)	*	%	—	—	—	—		178,482	*	%	—	—
Robert A. Stewart	—	—	—	—	—	—	—		*	%	—	—	—	—		—	*	%	—	—
Bryan M. Reasons	—	—	—	—	—	—	368,511	(14)	*	%	—	—	—	—		368,511	*	%	—	—
Andrew Boyer	—	—	—	—	—	—	—		*	%	—	—	—	—		—	*	%	—	—
All directors, director nominees and executive officers as a group (seven persons))	—	—	—	—	—	—	1,396,993		1.2%		—	—	—	—		1,396,993	*	%	—	—
Other Selling Stockholders			—
Fidelity Select Portfolios: Pharmaceuticals Portfolio Mag & Co. (23)	—	—	—	—	—	—	460,443		*	%	—	—	243,243	*	%	217,200	*	%	—	—
Fidelity Select Portfolios: Health Care Portfolio Mag & Co. (23)	—	—	—	—	—	—	1,821,622		1.6%		—	—	1,621,622	*	%	200,000	*	%	—	—
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund M.Gardiner & Co (24)	—	—	—	—	—	—	766,676		*	%	—	—	675,676	*	%	91,000	*	%	—	—
Fidelity Central Investment Portfolios LLC: Fidelity Health Care Central Fund M.Gardiner & Co (24)	—	—	—	—	—	—	625,141		*	%	—	—	540,541	*	%	84,600	*	%	—	—
Variable Insurance Products Fund IV: Health Care Portfolio M. Gardiner & Co (24)	—	—	—	—	—	—	202,778		*	%	—	—	178,378	*	%	24,400	*	%	—	—

	Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned prior to the offering (15)			Amneal Common Units (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) to be redeemed in the offering (1)(15)			Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned after the offering (2)		Shares of Class A common stock owned prior to the offering			Shares of Class B-1 common stock owned prior to the offering		Shares of Class A Common Stock that may be sold by selling stockholders in this offering(‡)			Shares of Class A common stock owned after this offering(2)			Shares of Class B-1 common stock owned after this offering(2)
Name and address of beneficial owner(3)	(#)	(%)		(#)	(%)(4)		(#)	(%)	(#)	(%)(4)		(#)	(%)	(#)	(%)(5)		(#)	(%)		(#)	(%)
Strategic Advisers Core Fund-FIAM Sector Managed Health Care Sub(25)	—	—		—	—		—	—	125,676	*	%	—	—	75,676	*	%	50,000	*	%	—	—
Fidelity Advisor Series I: Fidelity Advisor Stock Selector Mid Cap Fund Mag & Co.(23)	—	—		—	—		—	—	347,297	*	%	—	—	297,297	*	%	50,000	*	%	—	—
CVI Investments, Inc.(26)	—	—		—	—		—	—	2,321,760	2.0%		—	—	2,321,760	—		—	*	%	—	—
Entities affiliated with Janus Capital Management LLC(27)	—	—		—	—		—	—	2,247,308	1.9%		—	—	2,245,021	*	%	2,287	*	%	—	—
AHPPCB Legacy Trust	3,073,298	1.8%		3,073,298	1.8%		—	—	—	—		—	—	3,073,298	1.0%		—	—		—	—
B.U. Patel Family Trust	2,830,131	1.7%		2,830,131	1.7%		—	—	—	—		—	—	2,830,131	*	%	—	—		—	—
The Luce Family Trust	1,930,807	1.1%		1,930,807	1.1%		—	—	—	—		—	—	1,930,807	*	%	—	—		—	—
Greg & Nola Casserly Family Trust	1,466,606	*	%	1,466,606	*	%	—	—	—	—		—	—	1,466,606	*	%	—	—		—	—
The Jiten Parikh Revocable Trust	1,124,414	*	%	1,124,414	*	%	—	—	—	—		—	—	1,124,414	*	%	—	—		—	—
Edward G. Coss Family Trust	1,111,064	*	%	1,111,064	*	%	—	—	—	—		—	—	1,111,064	*	%	—	—		—	—
Bhavna Parikh Revocable Trust	733,303	*	%	733,303	*	%	—	—	—	—		—	—	733,303	*	%	—	—		—	—
Padmesh M. Patel Family Trust	717,142	*	%	717,142	*	%	—	—	—	—		—	—	717,142	*	%	—	—		—	—
Other selling stockholders	705,873	*	%	705,873	*	%	—	—	—	—		—	—	705,873	*	%	—	—		—	—
Patel Family Trust	232,920	*	%	232,920	*	%	—	—	—	—		—	—	232,920	*	%	—	—		—	—
Adelhelm Family Trust	222,213	*	%	222,213	*	%	—	—	—	—		—	—	222,213	*	%	—	—		—	—
Sunil Patel Family Trust	222,213	*	%	222,213	*	%	—	—	—	—		—	—	222,213	*	%	—	—		—	—

*	Represents beneficial ownership of less than 1%
(‡)

Includes the shares of Class A common stock to be offered or sold by (i) TPG after giving effect to the automatic conversion of their shares of Class B-1 common stock and (ii) holders of Amneal Common Units after giving effect to the exchange of such Common Units.

(1)	Assumes all Amneal Common Units are redeemed (or exchanged) (and all shares of Class B common stock are surrendered and cancelled) for shares of Class A common stock.
(2)	Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus.
(3)	Unless otherwise noted, the address for each beneficial owner listed on the table is Amneal Pharmaceuticals LLC, 400 Crossing Boulevard, Third Floor, Bridgewater, NJ 08807.
(4)

Percentage of ownership calculated against the existing number of shares of Class A common stock (including shares of Class A common stock underlying options that may be exercised within 60 days of July 31, 2018) outstanding upon completion of the other transactions described in this prospectus, but prior to the redemption of Amneal Common Units pursuant to the LLC Agreement and the automatic conversion of the shares of Class B-1 common stock held by TPG.

(5)

Percentage of ownership calculated against the total number of shares of Class A common stock (including shares of Class A common stock underlying options that may be exercised within 60 days of July 31, 2018) outstanding upon completion of the other transactions described in this prospectus, including the Combination and the PIPE Investment, the redemption of Amneal Common Units pursuant to the LLC Agreement and the automatic conversion of the shares of Class B-1 common stock held by TPG.

(6)	Includes shares of Class A common stock converted from Impax Shares upon the completion of the Combination.
(7)	Tushar Patel may be deemed to beneficially own 53,578,209 Common Units held of record by Tushar Patel Family Trust.
(8)

Gautam Patel may be deemed to beneficially own 30,384,769 Common Units held of record by Falcon Trust, T-Twelve Legacy Trust, Puja Patel Trust, Ishani Patel Trust, Niam Patel Trust and Mayur Patel Legacy Trust.

(9)	Dipan Patel may be deemed to beneficially own 26,905,073 Common Units held of record by Dipan Patel Living Trust, AP-1 Trust, AP-2 Trust, AP-3 Trust, AP-5 Trust, AP-7 Trust, and AP-9 Trust.
(10)	Chintu Patel may be deemed to beneficially own 24,753,252 Common Units held of record by The Chintu Patel Revocable Trust and The Falguni Patel Revocable Trust.
(11)	Chirag Patel may be deemed to beneficially own 21,269,420 Common Units held of record by The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust.
(12)	Represents 850,000 shares of common stock underlying options that may be exercised within 60 days of July 27, 2018.
(13)

Represents 60,475 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr’s IRA account, as to which Mr. Burr has sole voting and investment power, and 111,950 shares of common stock underlying options that may be exercised within 60 days of July 27, 2018.

(14)	Represents 94,684 shares of common stock held by Mr. Reasons directly and 273,827 shares of common stock underlying options that may be exercised within 60 days of July 27, 2018.
(15)	The Common Units may be redeemed at any time for shares of the Company’s Class A Common Stock on a 1-to-1 basis.
(16)	Room 808, ICBC Tower 3 Garden Road, Central, Hong Kong
(17)	c/o Wellington Management Co. 280 Congress Street, Boston, MA 02210
(18)	c/o TPG Partners VII, L.P. 301 Commerce Street Suite 3300 Fort Worth, Texas 76102 Attn: Adam Fliss
(19)	c/o Tarsadia Investments, LLC 520 Newport Center Drive, Twenty-First Floor Newport Beach, CA 92660
(20)	c/o Cepheid Capital, LLC 277 W. 4th Street Unit 2 New York, NY 10014
(21)	c/o Buckhead America Hospitality 2855 Springhill Parkway Smyrna, GA 30080
(22)	c/o McCabe Heidrich & Wong, PC 4 Gatehall Drive Parsippany, NJ 07054
(23)	c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005
(24)	c/o JPMorgan Chase Bank, N.A P.O. Box 35308 Newark, NJ 07101-8006
(25)	BNY Mellon Attn: Stacey Wolfe 525 William Penn Place Rm 0400 Pittsburgh, PA 15259
(26)	c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, California 94111 Attention: Martin Kobinger, Investment Manager
(27)	c/o Janus Capital Management, LLC 151 Detroit Street Denver Colorado 80206 Attention: Legal Department